Exhibit 10.15

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of
Regulation S-K. [***] indicates that information has been redacted.

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is effective as of the closing of the merger between Nakamoto Holdings, Inc. and Kindly, MD, Inc. (the “Effective Date”) and is entered into by and between Kindly, MD Inc. d/b/a Nakamoto pursuant to the merger transaction (the “Company”) and BTC Consulting, LLC, a Puerto Rico limited liability company (“Consultant”). Company and the Consultant are collectively referred to herein as the “Parties.”

TERMS AND CONDITIONS

1. Services. Consultant agrees, and shall use its best efforts, to provide the services set forth in “Exhibit A” hereto, as may be requested, required, or amended, from time to time, by the Company (the “Services”). Consultant hereby agrees to devote its reasonable time, abilities, skills, and energy to the performance of the Services. For purposes herein, Consultant shall retain David Bailey to perform the Services (the “Designated Individual”), and the Designated Individual agrees (i) to perform the Services and otherwise be subject to the terms and conditions set forth in this Agreement and (ii) that the Designated Individual, for purposes of all securities law and any disclosure obligations relating to the Company.

2. Effective Date; Term. The term of this Agreement and Consultant’s engagement by the Company shall commence on the Effective Date and shall continue until terminated by either the Company or Consultant in accordance with the terms of this Agreement (the time in which this Agreement is in effect, the “Term”).

3. Compensation, Expenses, and Taxes.

a.	Base Compensation – Consulting Fee. In consideration for the performance of the Services by Consultant, Company agrees to pay Consultant, on a monthly basis no later than the fifth (5th) day of each month, a fee equal to $58,333.33 (the “Consulting Fee”) in accordance with the Company’s standard consultant payment practices and procedures, as in effect from time to time.

b.	Incentive Compensation. Consultant will be eligible to receive annual cash-based incentive bonus in accordance with performance metrics established by the Board of Directors of the Company (the “Board”) (or the compensation committee of the Board), in its sole and absolute discretion (“Incentive Compensation”), which may vary from year to year. The target level of such Incentive Compensation is up to $2,100,000. For calendar year 2025, Consultant shall be eligible to receive a prorated Incentive Compensation (calculated as the Incentive Compensation that would have been paid for the entire calendar year multiplied by a fraction, the numerator of which is equal to the number of days the Consultant worked in the applicable calendar year, and the denominator of which is equal to the total number of days in such year). Such Incentive Compensation will be payable in the form of a lump sum cash payment no later than March 15th of the calendar year that immediately follows the calendar year to which the Incentive Compensation relates. In order for Consultant to be eligible to receive the Incentive Compensation pursuant to this Section 3(b), Consultant must remain continuously providing the Services to the Company through the payment date to which such Incentive Compensation relates.

c.	Initial Grant of Stock Options. Subject to (i) approval of the Board, (ii) timely execution of an award agreement (the “Award Agreement”), and (iii) the terms and conditions of the Award Agreement (which, for the avoidance of doubt, shall include an exercise price for each stock option that is no less than the closing price of a share of common stock of the Company as of the date of grant), Consultant shall be granted 5,000,000 stock options pursuant to the Option Agreement and 2025 Equity Incentive Plan (the “Plan”) (the award, the “Stock Options”). The stock options shall vest over a four-year period, subject to the Consultant’s continuously providing the Services to the Company and good standing through each applicable vesting date, with 25% of the stock options vesting on the first anniversary of the grant date (the “cliff”), and the remaining 75% vesting in equal quarterly installments over the following three years (i.e., 1/12th per quarter over twelve quarters). Consultant will be eligible to receive additional grants of stock options under the Plan in the sole and absolute discretion of the Company and the Board.

d.	Initial and Annual Equity Incentives. Subject to (i) approval of the Board, (ii) timely execution of an award agreement (the “Award Agreement”), and (iii) the terms and conditions of the Award Agreement, Consultant will be eligible to receive an initial grant of restricted stock units that will be issued to the Designated Individual on behalf of Consultant. The initial grant shall be calculated by dividing $1,000,000 by the closing trading price of the Company common stock as of the date of grant (the award, “Initial Equity Award”) (the “RSU Calculation Methodology”). Subsequent performance-based annual grants of restricted stock units are targeted to be in an amount up to $1,000,000 using the RSU Calculation Methodology (each an “Annual Equity Award”) and shall be determined based on performance metrics established by the Board (or its compensation committee), in consultation with Consultant, which metrics may vary from year to year; provided, that the Board (or its compensation committee) shall have the ultimate ability to determine the size of the award based on individual and Company performance.

The Initial Equity Award shall time-vest over a four (4) year period, with no vesting during the first twelve (12) months following the grant date (the “Cliff Period”), and thereafter twenty-five percent (25%) of the award shall vest upon completion of the Cliff Period, with the remaining seventy-five percent (75%) vesting in equal quarterly installments over the subsequent thirty six (36) months, subject to Consultant’s continued Services to the Company through each applicable vesting date.

The Annual Equity Awards, including the Initial Equity Award, shall also be subject to the achievement of performance milestones established for each grant year. Each Annual Equity Award shall be subject to other customary terms to be set forth in the corresponding award agreement.

e.	Signing Bonus. Consultant will be eligible to receive a signing bonus equal to $250,000 in value (the “Signing Bonus”). The Signing Bonus will be paid in cash to Consultant in a one-time, lump sum payment within five (5) business days following the Effective Date.

f.	Private Aircraft Travel. During the Term, the Company may provide, at its sole cost and expense, for Consultant’s use of private aircraft travel for business travel, in accordance with policies and procedures established by the Company.

g.	Expenses. Consultant shall be entitled to reimbursement for all reasonable business expenses that it incurs in connection with the performance of the Services. Upon presentment by Consultant of appropriate and sufficient documentation, the Company shall reimburse Consultant for all such expenses in accordance with the Company’s expense reimbursement policy, as in effect from time to time.

h.	Company Perquisites. During the Term, Consultant shall be entitled to perquisites consistent with the practices of the Company, and to the extent the Company provides similar perquisites to executives of the Company.

i.	Form W-9. Consultant shall provide the Company with a signed and completed IRS Form W-9 upon execution of this Agreement. Payment by the Company will be made to the entity named on the IRS Form W-9. Consultant hereby agrees to notify the Company immediately upon any change of taxpayer information found on the IRS Form W-9.

j.	Taxes. The Company shall not withhold any taxes from any payment it makes to Consultant under this Agreement, nor make any contributions to any federal, state, or local agency with respect to such payments on behalf of Consultant, but shall report the payments made to Consultant hereunder on an IRS Form 1099. Consultant and the Company acknowledge that the Company intends to deduct the fees it pays to Consultant for the Services as an ordinary and necessary business expense for income tax purposes. Consultant agrees and represents that, except as otherwise required in writing by the Internal Revenue Service: (a) Consultant will treat such fees as ordinary income for income tax purposes; (b) Consultant shall be responsible for paying, when due, all taxes (including estimated taxes), Social Security contributions or payments, disability insurance, unemployment taxes, and other payroll type taxes applicable to, incurred, imposed, or assessed as a result of Consultant’s receipt of such fees from the Company(“Consultant’s Taxes”); and (c) if Consultant reports the receipt of such fees other than as ordinary income and/or fails to pay Consultant’s Taxes, Consultant will indemnify and hold harmless the Company from any and all taxes, penalties, interest, costs, and expenses actually incurred, including reasonable attorneys’ fees and accounting fees, or assessed against the Company as a result thereof.

k.	Principal Place of Engagement. Consultant’s principal place of engagement shall be Puerto Rico, although substantial time may be spent, as part of performing the Services, in such other domestic and/or international locations, as may be reasonably necessary from time to time, for which Consultant may be required to travel.

4. Independent Contractor Status. The Parties acknowledge and agree that Consultant enters into this Agreement as, and shall at all times during the Term act as, be considered, and remain, an independent contractor of the Company. The Parties further acknowledge and agree that this Agreement shall not, at any time, be construed as creating any association, partnership, joint venture, employment, or agency relationship between Consultant and the Company. As an independent contractor, Consultant shall:

a.	Not be subject to the Company’s direct supervision or control with respect to its performance of the Services (except that Consultant may, from time to time, receive generalized instructions from the Company pertaining to the goals to be attained and/or results to be achieved);

b.	Comply, at Consultant’s own expense, with all provisions of applicable federal, state, and local law relating to terms and conditions required to be fulfilled by independent contractors, including but not limited to all applicable tax and insurance laws and regulations;

c.	Have complete and sole discretion to determine the method, means, character, sequence, manner, and schedule pursuant to which the Services shall be and are performed (it is understood and agreed that the Company is interested only in the results to be achieved by Consultant under this Agreement);

d.	Not receive performance reviews, vocational training, or business cards from the Company, nor shall Consultant be required to attend meetings at the Company’s facilities or be subject to the standard disciplinary practices and procedures to which the Company’s employees are subject;

e.	Be responsible for maintaining and furnishing, at its own expense, a place of work, and any tools, supplies, apparel, facilities, equipment, and appropriate communications devices and services required for Consultant to render the Services;

f.	Not be eligible to participate in any of the Company’s employee benefit plans, fringe benefit programs, group insurance arrangements, or other similar plans, programs, or arrangements maintained by the Company for the benefit of its employees, and Consultant shall not claim that it is or was eligible for, or entitled to, any benefits under any such plan, program, or arrangement;

g.	Not seek, and shall have no right to receive, unemployment compensation benefits based upon the termination of this Agreement or its engagement by the Company hereunder;

h.	Not receive any statutory benefit that the Company makes available to its employees, including but not limited to workers’ compensation, Social Security, or unemployment compensation coverage; and

i.	Be solely responsible, to the extent required by applicable law, rule, or regulation or as requested by the Company, for securing its own disability, unemployment compensation, general liability, and/or other insurance, and for obtaining workers’ compensation insurance and training, for itself and others, as necessary.

So long as this Agreement is in valid effect, Consultant agrees not to assert or claim that it is or was an employee of the Company during the Term, and, given that it is an independent contractor and not an employee of the Company, to never assert any claim seeking employee benefits, unemployment compensation benefits, or workers’ compensation benefits based upon its consulting relationship with the Company and/or the termination thereof. Consultant also knowingly and voluntarily waives any claim against the Company for any benefits provided to the Company’s current or former employees during any period, following the commencement of the Term, in which Consultant is determined to be a common law employee or any designation other than an independent contractor.

5. Reserved.

6. Proprietary Information. “Proprietary Information” shall mean all information and materials that relate to the business of Company, its parents, subsidiaries, affiliates, and/or any of their donors, users, viewers, licensors, licensees and distributors, in any form and whether or not labeled or identified as confidential or proprietary, including but not limited to, (a) information about actual or potential investees or grantees; (b) financial and other information about costs, revenue, profits or forecasts; (c) information regarding business strategy, marketing or methods of operation; (d) personnel files and information about compensation and benefits; (e) third party information or materials that Company or its parents, subsidiaries or affiliates agree to hold in confidence; (f) technologies, concepts, methods, sources, methods of doing business, patterns, processes, compounds, formulae, programs, devices, tools, compilations of information, development, manufacturing, purchasing, engineering, computer programs (whether in source code or object code), theories, techniques, procedures, strategies, systems, written works, and designs; (g) information and items relating to or concerning officers, members, and managers of the Company, their family and associates, and their businesses (collectively, “Related Parties”); (h) private and confidential matters concerning Company or any Related Parties; (i) financial, business, medical, legal, personal and contractual matters of, or pertaining to, Company or any Related Parties; and (j) any communication, correspondence, photographs, film or other documents or writings pertaining in any way to Company or any Related Parties. Proprietary Information shall not include: (i) information or materials that are or become generally known to the public through lawful means and through no fault of Consultant; or (ii) information or materials known to Consultant without confidentiality restrictions prior to the initial disclosure by Company.

7. Confidentiality. At all times, both during the Term and thereafter in perpetuity, Consultant shall keep and hold all Proprietary Information and IP (as defined below) in strict confidence and trust, and will not disclose any such Proprietary Information to any third party whatsoever (including but not limited to newspapers, periodicals, magazines, publications, television stations, radio stations, publishers, and any other enterprise involved in the print or electronic media, including individuals working directly or indirectly for, or on behalf of, any of said entities) without the prior written consent of Company, except to Consultant’s legal counsel or if required by court order from a court of competent jurisdiction, provided that Consultant shall first notify Company such that Company has an opportunity to object to such court order. Consultant will not use any such Proprietary Information except as may be necessary in order to perform Consultant’s Services under this Agreement. Consultant agrees to notify Company of any unauthorized release or use of Proprietary Information.

Notwithstanding the foregoing, Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Consultant: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

8. Privacy. Consultant acknowledges that, in the course of Consultant’s services hereunder, Consultant may come across personally identifiable information protected by state, federal and/or local privacy laws and/or Company policies and Consultant shall take care that such information is not exposed or at risk of being exposed to any third party.

9. Ownership; Assignment. All inventions, improvements, designs, works of authorship, formulas, processes, methods, software, databases, trade secrets, videos and photographs, know-how and ideas, and any other results or proceeds of Consultant’s services (including prior services) for Company made, conceived, developed, created or incorporated by Consultant, either alone or jointly with others, in connection with the services provided under this Agreement (including any Work as defined in the attached Statement of Work) or otherwise related to the Proprietary Information whether or not patentable, copyrightable or protectable as trade secrets, and all patents, copyright rights, trade secret rights and other intellectual property rights related thereto (“IP”) shall be and remain the sole property of Company and its assigns in perpetuity. Consultant further acknowledges and agrees that such IP and other works of authorship are “works made for hire” as defined in the U.S. Copyright Law, 17 U.S.C. § 101 et seq. (as amended), for purposes of the Company’s rights under copyright laws. To the extent that title to any IP or any materials comprising or including any IP, does not, by operation of law, vest in the Company, or is not considered “works made for hire,” Consultant hereby assigns all right, title and interest in and to such IP to Company and its assigns. Consultant irrevocably assigns to the Company, in each case without additional consideration, all right, title, and interest throughout the world in and to these materials, including all intellectual property rights and unrestricted copyright. Consultant agrees to waive and not to assert any and all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like to all IP. Consultant agrees to assist Company in every proper way to obtain for Company and enforce any rights in or to the IP, including without limitation, execution of any documents that Company may reasonably request for use in obtaining or enforcing such rights. Should Company be unable to secure Consultant’s signature on any such document, due to Consultant’s incapacity or any other cause, Consultant hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as Consultant’s agent and attorney-in-fact for the sole limited purpose of doing all lawfully permitted acts to further the prosecution, issuance, and enforcement of any rights in or to the IP with the same force and effect as if executed and delivered by Consultant.

10. Representations, Warranties and Covenants.

a.	Consultant represents and warrants Consultant has the full power and authority to enter into this Agreement and to perform its obligations hereunder, without the need for any third party consents or approvals, and that Consultant is not and shall not become during the term hereof subject to any conflicting agreement, arrangement, commitment or obligation that would or might interfere with Consultant’s ability to perform hereunder.

b.	Consultant represents, warrants and covenants that Consultant has the qualifications and ability to perform, and shall perform, the services provided under this Agreement in a professional and timely manner, with the degree of skill and judgment normally exercised by recognized professionals performing the same or substantially similar services (or better), without the control or supervision of Company. In the event of any breach of the foregoing warranty and in addition to any other remedies Company may have at law or in equity, Consultant shall re-perform the non-conforming Services to conform to this standard.

c.	Consultant represents, warrants and covenants that Consultant shall not violate, infringe or misappropriate any third party intellectual property, publicity or privacy rights in connection with the performance of the Services, and any information or materials provided to Company shall not violate, infringe or misappropriate any third party intellectual property, publicity or privacy rights.

11. Compliance with Laws. Consultant agrees to comply with all applicable laws and regulations, including any applicable internal rules and policies of the Company applicable to Consultant, during the term of this Agreement.

12. Indemnification. Subject to the Company’s Articles of Incorporation, as amended, bylaws, as amended and applicable law, in the event that Consultant and/or its principals are made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), other than any Proceeding initiated by Consultant or the Company related to any contest or dispute between the Consultant and the Company with respect to this Agreement, by reason of the fact that Consultant is or was engaged by the Company, or any affiliate of the Company, or is or was serving at the request of the Company or any affiliate of the Company, Consultant shall be indemnified and held harmless by the Company from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees). Costs and expenses incurred by Consultant in defense of such Proceeding (including attorneys' fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment and (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought. During the Term and for a period of three (3) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, liability insurance providing coverage to Consultant on terms that are the same as the coverage provided to other directors and executives of the Company or any successor.

13. Termination.

a.	Material Breach by Consultant. Consultant’s engagement hereunder may be terminated by the Company for a Material Breach by Consultant. If the Consultant’s engagement is terminated by the Company for a Material Breach by Consultant, Consultant shall be entitled to receive:

1)	any accrued but unpaid Consulting Fees which shall be paid on the Termination Date (as defined below); and

2)	reimbursement for unreimbursed business expenses incurred by Consultant, which shall be paid on the Termination Date.

b.	Resignation by Consultant Following a Material Breach by Company, Termination by Company with a Material Breach by Company, or Termination by Company for Any Reason Other Than Material Breach by Consultant. Consultant’s engagement hereunder may be terminated by Consultant for a Material Breach by Company, by the Company with a Material Breach by Company or by the Company for any reason other than Material Breach by Consultant, provided that Consultant shall be entitled to receive:

1)	a lump sum payment equal to two (2) times the sum of Consultant’s annual Consulting Fee and target Incentive Compensation for the year in which the Termination Date occurs;

2)	full acceleration any then-unvested Stock Options, Initial Equity Award and Annual Equity Awards as of the Termination Date, and retention of any vested Initial Equity Award and any Annual Equity Awards (provided that, for any performance-based awards, any applicable performance-metrics are satisfied); and

3)	reimbursement for unreimbursed business expenses incurred by Consultant, which shall be paid on the Termination Date.

c.	Resignation by Consultant without Material Breach by Company. Consultant’s engagement hereunder may be terminated by Consultant at any time, without a Material Breach by Company. If the Consultant’s engagement is terminated by Consultant without a Material Breach by Company, then in full satisfaction of the Company’s obligations under this Agreement, Consultant shall be entitled to receive:

1)	any accrued but unpaid Consulting Fees which shall be paid on the Termination Date; and

2)	reimbursement for unreimbursed business expenses incurred by Consultant, which shall be paid on the Termination Date.

d.	Certain Definitions.

1)	For purposes of this Agreement, a “Material Breach by Consultant” shall mean: (i) Consultant’s willful misconduct, gross negligence, or material failure to perform Consultants’ duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Consultant’s material failure violation of any written policy, code of conduct, or procedure of the Company, its subsidiaries, or any of their respective affiliates, including but not limited to those relating to harassment, discrimination, workplace safety, or substance abuse; (iii) Consultant’s commission of, or participation in, any act of fraud, dishonesty, embezzlement, misappropriation, or other act of material misconduct with respect to the Company, its subsidiaries, or any of their respective affiliates; (iv) Consultant’s indictment for, conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, dishonesty, or theft; (v) Consultant’s material breach of this Agreement or any other written agreement with the Company, its subsidiaries, or any of their respective affiliates, or Employee’s breach of any fiduciary duty owed to the Company, its subsidiaries, or any of their respective affiliates; (vi) Consultant’s unauthorized use or disclosure of any confidential or proprietary information of the Company, its subsidiaries, or any of their respective affiliates.

2)	For purposes of this Agreement, a “Material Breach by Company” shall mean there has been, without the consent of Consultant, the occurrence of any of the following grounds that has not been cured by the Company within thirty (30) days after written notice to the Company of such purported grounds (which notice must be provided within thirty (30) days following the actual knowledge by Consultant of such purported grounds): (i) a material reduction in the Consulting Fee; provided, however that a material reduction in the Consulting Fee pursuant to a salary reduction and/or consulting fee reduction program affecting all or substantially all of the employees and consultants of the Company and that does not adversely affect Consultant to a greater extent than other similarly situated consultants shall not constitute Material Breach by Company; (iii) Consultant being required to relocate the Consultant’s principal place of engagement as set forth in Section 3.m. above to a location outside of Puerto Rico; and (iv) a material diminution of Consultant’s authority, duties, or responsibilities (other than during a suspension or investigation of grounds that may constitute Material Breach by Consultant).

3)	For purposes of this Agreement, “Termination Date” shall mean the date in which the Consultant ceases to provide Services hereunder.

14. Cooperation. The Parties agree that certain matters in which Consultant will be involved during the Term may necessitate Consultant’s cooperation in the future. Accordingly, following the termination of this Agreement for any reason, to the extent reasonably requested by the Board of Directors of the Company, Consultant shall cooperate with the Company in connection with matters arising out of Consultant’s engagement with the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Consultant’s other activities. Company shall reimburse Consultant for reasonable expenses incurred in connection with such cooperation and, to the extent that Consultant is required to spend significant time on such matters, the Company shall compensate Consultant at an hourly rate based on the Consulting Fee as of the Termination Date.

15. Publicity. Consultant shall not make any public statement or announcement, or release or post any photo or video or other media, including on Consultant’s website or social media, about this Agreement without Company’s prior written approval in each instance.

16. Relationship of the Parties. Neither party shall have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the other party or to bind the other party in any respect whatsoever.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts wholly performed therein (regardless of where actually performed) without regard to principles of conflicts of laws.

18. Notice. All notices, requests, demands and other communications under this Agreement must be in writing and given by personal delivery, sent by trackable U.S. mail or FedEx or email, addressed to the party for which it is intended at its address set forth on the signature page or such other address as such party may later designate. For the Company, a copy of any notice should be sent to Hello@nakamoto.com. For Consultant, a copy of any notice should be sent to amanda@nakamoto.com.

19. Waiver. The waiver by either party of a breach of or a default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any past, subsequent or contemporaneous breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.

20. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, such provision shall be enforced to the maximum extent lawfully possible so as to affect the intent of the Parties, and the remainder of this Agreement shall remain in full force and effect.

21. Assignment; No Third Party Beneficiaries. Consultant shall not, and shall not have the right to assign, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Company. Any purported assignment, sale, transfer, delegation or other disposition by Consultant, except as permitted herein, shall be null and void. Company may assign, transfer, delegate or otherwise dispose of this Agreement and any of its rights or obligations of this Agreement without the prior written consent of Consultant. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer, nor shall anything herein confer on, any person other than the Parties and the respective successors or permitted assigns of the Parties, any rights, remedies, obligations or liabilities.

22. Remedies; Injunctive Relief. Any specific right or remedy provided in this Agreement shall not be exclusive but shall be in addition to all other rights and remedies set forth in this Agreement and permitted under applicable law; provided that Consultant shall not seek to interfere with any IP rights granted to Company hereunder, and Consultant hereby waives any right of Consultant to seek injunctive or other specific or equitable relief; Consultant’s remedies under this Agreement, if any, shall be limited to the right to seek monetary damages in an action at law. Consultant acknowledges and agrees that there can be no adequate remedy at law for any breach by Consultant of Sections 5-8, or 14 of this Agreement, that any such breach would result in irreparable harm to Company for which monetary damages would be inadequate to compensate Company, and that Company shall have the right, in addition to any other rights available under applicable law, to obtain from any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, such covenants or obligations of Consultant under this Agreement, without the necessity of posting any bond or security.

23. Captions; Interpretation. All captions and headings in this Agreement are for the purposes of reference and convenience only, and shall not limit or expand the provisions of this Agreement. This Agreement shall be deemed to have been drafted by all Parties and, in the event of a dispute, no party hereto shall be entitled to claim that any provision should be construed against any other party by reason of the fact that it was drafted by one particular party.

24. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed original, and together which shall constitute one in the same instrument. Electronically transmitted counterparts shall be deemed originals for all purposes.

25. Modifications and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Parties. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege

26. Entire Agreement; Conflicts. This Agreement (including any and all exhibits, Statements of Work and other attachments hereto, as well as any award agreements) constitutes the entire agreement with respect to the subject matter hereof, and shall supersede any prior or contemporaneous oral or written agreements, understandings or communications or past courses of dealing between Company and Consultant with respect to the subject matter hereof. In the event of a conflict between the body of this Agreement and between the terms of any exhibits, Statements of Work, attachments hereto, or any award agreements, the terms of this Agreement shall control.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties or authorized representatives thereof have duly executed this Agreement as of the Effective Date.

COMPANY:

Kindly, M.D. Inc. d/b/a Nakamoto

By:	/s/ Amanda Fabiano
Amanda Fabiano

Address for Notices:

[***]________________

_____________________

_____________________

CONSULTANT:

BTC CONSULTING, LLC

By:	/s/ David Bailey
David Bailey as Designated Individual

Address for Notices:

[***]________________

_____________________

_____________________

EXHIBIT A

Description of the Services

Strategic Leadership & Vision

●	Set and communicate the company's strategic vision, mission, and long-term objectives

●	Drive execution of business strategy across all departments and initiatives

●	Lead strategic planning processes and major business decisions including M&A opportunities

●	Position the company as a leader in Bitcoin treasury management and digital asset innovation

Board & Stakeholder Management

●	Report to and work closely with the Board of Directors on governance and strategic matters

●	Serve as primary spokesperson for the company with investors, media, and industry stakeholders

●	Lead investor relations activities in partnership with CFO and VP of Investor Relations

●	Ensure transparent communication with shareholders and the investment community

Organizational Leadership

●	Build, lead, and develop the executive team and senior leadership

●	Foster a high-performance culture aligned with company values and objectives

●	Drive organizational development and ensure effective succession planning

●	Champion talent acquisition and retention strategies for key positions

Business Development & Growth

●	Identify and pursue new business opportunities, partnerships, and revenue streams

●	Oversee market expansion initiatives including entry into new geographic markets

●	Lead major client and partner relationships at the executive level

●	Drive product and service innovation in the digital asset space

Financial & Operational Oversight

●	Ensure company achieves financial targets and maintains fiscal responsibility

●	Oversee capital allocation decisions including Bitcoin acquisition strategy

●	Monitor key performance indicators and drive operational excellence

●	Ensure regulatory compliance and appropriate risk management frameworks